Exhibit 3.1.c
CERTIFICATE OF CONVERSION OF
SABINE PRODUCTION PARTNERS, LP
FROM A FOREIGN LIMITED PARTNERSHIP
TO A DOMESTIC LIMITED PARTNERSHIP
PURSUANT TO SECTION 17-217 OF THE
DELAWARE REVISED UNIFORM LIMITED PARTNERSHIP ACT
The undersigned, being the sole general partner of Sabine Production Partners, LP, a Texas limited partnership which desires to convert to a Delaware limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (“DRULPA”), does hereby certify as follows:
1. Immediately prior to the filing of this Certificate of Conversion, the name of the foreign limited partnership (the “Foreign Limited Partnership”) is “Sabine Production Partners, LP”.
2. The Foreign Limited Partnership was first formed under the laws of the State of Texas, which is also the jurisdiction of the Foreign Limited Partnership immediately prior to the filing of this Certificate of Conversion.
3. The Foreign Limited Partnership was formed on April 29, 2005.
4. The name of the domestic limited partnership as set forth in its Certificate of Limited Partnership filed in accordance with Section 17-217(b)(2) of DRULPA is “Sabine Production Partners, LP”.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on this 16th day of June 2005.
SABINE PRODUCTION MANAGEMENT, LLC,
a Texas limited liability company,
in its capacity as sole general partner of, and
on behalf of, Sabine Production Partners, LP

By:	Sabine Production Operating, LLC, a Texas limited liability company, in its capacity as Manager

By:	Haddock Enterprises, LLC, a Texas limited liability company, in its capacity as Manager

By:	/s/ Gerald W. Haddock Gerald W. Haddock, its President